FOR RELEASE ON: July 30, 2015 at 07:30 ET
Exhibit 99.1

CONTACT: Erin Curtis
Investor Relations
TASER International, Inc.
(480) 515-6330

TASER Reports Quarterly Revenue of $46.7 million and EPS of $0.11

Axon and Evidence.com bookings reach new quarterly record of $30.6 million

SCOTTSDALE, Ariz., July 30, 2015 − TASER International, Inc. (NASDAQ: TASR), today announced financial results for the second quarter ended June 30, 2015.

“The team at TASER International is executing extremely well across the organization and continuing to achieve results above our expectations,” said Rick Smith, TASER chief executive officer. “The recently announced acquisitions of Tactical Safety Responses and MediaSolv Solutions are important stepping stones in our long-term strategy to transform TASER and Axon into the premier, global technology provider to law enforcement.”

Second Quarter 2015 Financial Highlights:

•
Net sales were $46.7 million in the quarter, an increase of $9.5 million, or 25.7%, compared to second quarter 2014 net sales of $37.2 million. International sales were $8.0 million in the quarter, an increase of $3.0 million compared to the prior year second quarter.

•
TASER Weapons segment revenues grew $5.2 million year-over-year, or 15.8%, to $37.8 million in the second quarter of 2015. The increase in Smart Weapon sales of $7.5 million was partially offset by a decrease of $3.1 million in sales of legacy TASER X26 CEW, which was retired from production as of December 31, 2014.

•
Axon segment revenues increased by $4.4 million, or 97.5%, to $8.9 million in the second quarter of 2015 in comparison to the prior year second quarter. The increase was partially driven by a $2.1 million increase, or 226.1%, in service revenue compared to the second quarter 2014 which was driven by increased license counts and higher monthly per license revenues for Evidence.com as well as increased professional services delivered. Axon body-worn camera hardware sales increased $1.7 million compared to the prior year period as more agencies embraced this technology.

•	Gross margin in the second quarter of 2015 was 65.8%, compared to 62.4% in the same period last year due to higher leverage on fixed operating costs in both the TASER Weapons and Axon segments.

•
TASER Weapons segment gross margins increased to 70.2% in second quarter 2015 compared to 67.4% in second quarter 2014. The increase was partially driven by the completion of the depreciation of the automated cartridge production line at the end of the fourth quarter 2014. The second quarter 2015 gross margin also improved due increased leveraging of fixed overhead costs.

•
Axon segment gross margins improved to 47.0% in the second quarter 2015 compared to 26.7% in the second quarter of 2014. Axon hardware product margins (e.g. excluding Axon services) increased to 37.3% compared to 23.2% in the prior year. Axon service margins increased to 66.3% in the second quarter of 2015 compared to 40.7% in the prior year due to the leverage of the fixed costs to operate and host the Evidence.com service.

•	Total Axon and Evidence.com bookings were $30.6 million in the second quarter of 2015, an increase of $19.3 million, or 170% compared to $11.3 million for the second quarter of 2014.

•
Sales, general and administrative (SG&A) expenses of $15.4 million in the second quarter of 2015 increased $1.9 million, from $13.5 million in the second quarter of 2014.  As a percentage of revenue, SG&A decreased to 33.1% in the second quarter of 2015 compared to 36.4% in the prior year second quarter. Compared to the prior year, personnel expenses increased $2.0 million as the Company has increased customer-facing positions as well as some administrative functions. Consulting expenses increased approximately $0.5 million. Also, marketing expenses as well as travel expenses increased approximately $0.5 million and $0.4 million, respectively, as the Company works to grow its international presence. The prior year SG&A also included approximately $2.2 million related to the settlement of two commercial litigation cases that related to disagreements with two former distributors. The Company expects SG&A expenses to continue to increase in the second half of 2015 as the Company continues to invest and grow the infrastructure necessary to achieve its initiatives of increasing revenues internationally and in the Axon segment, and driving CEWs to standard issue for all officers domestically.

•
Research and development (R&D) expenses of $5.9 million for the second quarter of 2015 increased $2.5 million when compared to the second quarter of 2014 which was driven by additional personnel and consulting expense related to Axon segment product development initiatives. The Company continues to expect increased expenses in R&D in the second half of 2015 as it adds headcount to support new functionality and new capabilities to the Axon platform, cameras and related hardware.

•	Income from operations increased $3.2 million, or 50.9%, to $9.4 million in the second quarter of 2015 compared to $6.2 million in the second quarter of 2014.

•	Adjusted EBITDA, a non-gaap measure, increased $2.6 million to $11.6 million in the second quarter of 2015 compared to $9.0 million in the second quarter of 2014.

•	Provision for income taxes in the second quarter of 2015 was $3.4 million.

•	Net income for the second quarter of 2015 was $6.1 million, or $0.11 per diluted share, compared to $3.9 million, or $0.07 per diluted share in the second quarter of 2014.

•
In the second quarter of 2015, the Company produced $2.0 million in cash from operating activities. Cash, cash equivalents and investments were $99.0 million at June 30, 2015, up from $90.4 million at December 31, 2014. Included in these balances were $12.4 million and $9.3 million in long-term investments as of June 30, 2015 and December 31, 2014, respectively.

Operating and Business Highlights:

•
In the second quarter of 2015, the Company announced a total of 74 significant orders for its X26P and X2 Smart Weapons. These orders represented a total of approximately 10,300 Smart Weapons. The Company only announces a subset of its received orders during the quarter to show momentum to customers and these announcements should not be used to approximate revenue.

•
The Company continued to see new agencies adopt, and other agencies expand, their deployments of the Axon body-worn cameras and/or Evidence.com management service during the second quarter, and announced a total of 38 significant new deployments. These orders represented a total of approximately 5,800 Axon cameras. The Company only announces a subset of its received orders during the quarter to show momentum to customers and these announcements should not be used to approximate revenue.

◦
Included in these totals was the initial purchase of Axon cameras and Evidence.com by the Louisville Metro Police Department, which also purchased the MediaSolv solution for CCTV video and photo management.

◦	The Fresno Police Department expanded their program with an additional 300 Axon cameras in addition to upgrading to the Office Safety Plan.

•
As of the end of the second quarter, 26 major cities have purchased TASER's Axon body-worn cameras and/or its digital evidence management solution including: Albuquerque, Charlotte-Mecklenburg, Chicago, Cleveland, Dallas, Fort Worth, Fresno, Kansas City, Long Beach, Los Angeles, Las Vegas, Louisville, Mesa, Miami, Milwaukee, Montgomery County, New Orleans, Philadelphia, Pittsburgh, Salt Lake City, San Diego, San Francisco, Tampa, Toronto, Tucson, and Washington, D.C.

•	Evidence.com's user count continued to grow substantially, extending the Company's market leadership. Total active, paid users at June 30, 2015 were approximately 29,000.

•
In addition to the strong bookings figure, future billings were $77.7 million at the end of the second quarter and future contracted revenue was $94.9 million. Future billings are defined as cumulative bookings to date net of cumulative recognized Axon camera and Evidence.com revenue and Axon camera and Evidence.com deferred revenue balances. Future contracted revenue is defined as cumulative Axon and Evidence.com bookings, net of cancellations, minus cumulative recognized revenue related solely to Axon and Evidence.com.

•
Average revenue per seat ("ARPU") in the second quarter of 2015 was $29.04 compared to $26.80 at the end of the first quarter of 2015. ARPU is defined as the total license and storage revenue related to Evidence.com in the last month of the period divided by the total number of licenses included in revenue.

•
In the second quarter of 2015, 77% of the purchasers of Axon body-worn video cameras purchased the Company's digital evidence management solution, Evidence.com. In addition, of the purchases which included Evidence.com, 88% had multiple year terms. The Company is encouraged that agencies are selecting the Axon platform as the long-term solution for their digital evidence management needs.

•
On May 5, 2015 the Company announced an agreement to acquire MediaSolv Solutions Corporation for approximately $8.0 million cash, subject to working capital adjustments, and up to an additional $5.0 million in the form of earn-outs and future compensation, subject to the achievement of defined performance metrics and/or employment obligations. MediaSolv provides digital evidence management solutions to law enforcement agencies that allows for multiple sources of evidence to digitized, searched, retrieved and viewed within a single digital library.

•
On July 7, 2015 the Company announced the launch of a free prosecutor license tier of Evidence.com service that serves as a mechanism to enable evidence sharing across the entire criminal justice system. With the Standard Prosecutor License, prosecutors receive free unlimited data storage for all evidence shared with them, which allows jurisdictions to experience the full benefits of body-worn video while minimizing the technical challenges posed by new forms of evidence. In addition to receiving digital evidence from law enforcement, prosecutors will be able to electronically provide discovery and enact their own retention policies and audit controls.

•
On July 20, 2015 the Company announced that its wholly-owned subsidiary, TASER International BV, had acquired Tactical Safety Responses Limited, its licensed distributor of TASER CEWs and on-officer cameras in the United Kingdom. The purchase price consisted of $4.0 million cash at close and additional amounts in the form of earn-outs, subject to the achievement of defined performance metrics. This investment will help expand TASER's ability to bring key public safety technologies to its partners across the UK by growing its on-the-ground sales and support team.

Quarterly Conference Call:

•
The Company will host its second quarter 2015 earnings conference call on Thursday, July 30, 2015 at 11 a.m. ET. To join the live audio presentation, please dial toll free 877-303-9126, or for international callers, please dial +1-253-237-1156. The passcode is 78750469.

•
The Company has posted supplemental materials on its website to provide additional information about our second quarter financial results. This supplemental information will no longer be part of the discussion on the earnings call to leave more time for questions from investors.

•
The Company will take questions relating to the second quarter results via social media. TASER management will entertain questions during the call asked via Twitter, in addition to questions from those logged into the webcast. Individuals may submit questions via Twitter using hashtag #TASR_Earnings to the @TASER_IR handle. TASER management regrets that due to time considerations, not all questions may be answered during the call. For those individuals who do not have access to Twitter, all tweets and related content are streamed directly to http://investor.taser.com.

◦
The Company plans to update and post its investor relations presentation to http://investor.taser.com within the next two weeks with the second quarter results. Archived presentations from previous quarters may also be found on the website.

Non-GAAP Measures:

To supplement the Company’s financial results presented in accordance with GAAP, we are presenting the non-GAAP financial measures of EBITDA, Adjusted EBITDA and Free Cash Flow. Our management uses these non-GAAP financial measures in evaluating the Company’s performance in comparison to prior periods. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance, and when planning and forecasting our future periods. A reconciliation of GAAP to the non-GAAP financial measures is presented at the end of the release.
EBITDA is defined as consolidated net income before interest expense, income taxes and depreciation and amortization. Adjusted EBITDA, as presented herein, is defined as EBITDA before certain other items, including: stock-based compensation; (gain) loss on write-down/disposal of property, equipment and intangibles, net; provision for obsolete and excess inventory; loss on impairment; inventory reserves; and interest income and other (income) expense.
Free Cash Flow is defined as operating cash flow minus purchases of property, plant & equipment and intangible assets.

Caution on Use of Non-GAAP Measures
Although these non-GAAP financial measures are not consistent with GAAP, management believes investors will benefit by referring to these non-GAAP financial measures when assessing the Company’s operating results, as well as when forecasting and analyzing future periods. However, management recognizes that:

•	these non-GAAP financial measures are limited in their usefulness and should be considered only as a supplement to the Company’s GAAP financial measures;

•	these non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the Company’s GAAP financial measures;

•	these non-GAAP financial measures should not be considered to be superior to the Company’s GAAP financial measures; and

•
these non-GAAP financial measures were not prepared in accordance with GAAP and investors should not assume that the non-GAAP financial measures presented in this earnings release were prepared under a comprehensive set of rules or principles.

Further, these non-GAAP financial measures may be unique to the Company, as they may be different from non-GAAP financial measures used by other companies. As such, this presentation of non-GAAP financial measures may not enhance the comparability of the Company’s results to the results of other companies.

A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure or measures appears within this press release.

About TASER International, Inc.

TASER International makes communities safer with innovative public safety technologies. Founded in 1993, TASER first transformed law enforcement with its electrical weapons. TASER continues to define smarter policing with its growing suite of technology solutions, including Axon body-worn video cameras and Evidence.com, a secure digital evidence management platform. More than 152,000 lives and countless dollars have been saved with TASER's products and services.

Learn more at www.TASER.com and www.Evidence.com or by calling (800) 978-2737.

TASER® and Axon® are registered trademark of TASER International, Inc., registered in the U.S. All rights reserved. TASER logo, Axon, Axon Body, Axon Flex, Axon Signal, TASER X26, TASER X26P, and TASER X2 are trademarks of TASER International, Inc. All rights are reserved for trademarks of TASER International, Inc.

Note to Investors
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements regarding our expectations, beliefs, intentions or strategies regarding the future and that we expect elevated SG&A and R&D spending in the remainder of 2015. We intend that such forward-looking statements be subject to the safe-harbor provided by the Private Securities Litigation Reform Act of 1995. The forward-looking information is based upon current information and expectations regarding TASER International, Inc. These estimates and statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that are difficult to predict. TASER International assumes no obligation to update the information contained in this press release.
These statements are qualified by important factors that could cause our actual results to differ materially from those reflected by the forward-looking statements. We caution that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward looking statements herein. Such factors include, but are not limited to: market acceptance of our products; our dependence on sales of our TASER X26P and X2 CEWs; the acceptance of our Evidence.com software model; our ability to design, introduce and sell new products; delays in development schedules; rapid technological change and competition; product defects; breach of our security measures resulting in unauthorized access to customer data; outages and disruptions relating to our Evidence.com service; budgetary and political constraints of prospects and customers; our exposure to cancellations of government contracts due to appropriation clauses; the length of our sales cycle and our ability to realize benefits from our marketing and selling efforts; the long-term revenue recognition cycle for our SaaS Evidence.com product; litigation risks resulting from alleged product-related injuries and media publicity concerning allegations of deaths occurring after use of the TASER device and the negative impact this publicity could have on sales; the outcome of pending or future litigation; our ability to protect our intellectual property; intellectual property infringement claims and relating litigation costs; competition in foreign countries relating to foreign patents; our successful identification of existing intellectual property rights that might infringe on our developments; risks of governmental regulations, including regulations of our products by the United States Consumer Product Safety Commission, regulation of our products as a "crime control" product by the Federal government, state and local government regulation and foreign regulation and the adverse effects that could result from our products being classified as firearms by the United States Bureau of Alcohol and Firearms; regulatory and political challenges presented by international markets; our compliance with regulations governing the environment, including but not limited to, regulations within the European Union; new regulations relating to conflict minerals; our dependence on third party suppliers for key components of our products; component shortages; rising costs of raw materials and transportation relating to petroleum prices; that we may experience declines in gross margins due to a shift in product sales from CEW to Axon devices; our anticipation that certain orders will be completed; our ability to manage our growth and increase manufacturing production to meet demand; establishment and expansion of our direct and indirect distribution channels; our ability to pursue sales directly with customers; risks relating to acquisitions and joint ventures; catastrophic events; fluctuations in quarterly operating results; fluctuations in our effective tax rate; foreign currency fluctuations; counter-party risks relating to cash balances held in excess of FDIC insurance limits; increases in non-U.S. dollar denominated expenses; employee retention risks and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2014.
Please visit http://investor.taser.com, www.twitter.com/taser_ir, www.twitter.com/officialtaser and https://www.facebook.com/TASER.International where TASER discloses information from time to time about the company, its financial information, and its business.
For investor relations information please contact Erin Curtis by phone at (480) 515-6330 or via email at IR@TASER.com.
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TASER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Net sales	$46,713	$37,175	$91,475	$73,360
Cost of products sold and services delivered	15,990	13,961	30,884	27,938
Gross margin	30,723	23,214	60,591	45,422
Operating expenses:
Sales, general and administrative	15,443	13,547	30,008	27,293
Research and development	5,906	3,455	10,464	7,061
Total operating expenses	21,349	17,002	40,472	34,354
Income from operations	9,374	6,212	20,119	11,068
Interest and other income, net	99	42	34	72
Income before provision for income taxes	9,473	6,254	20,153	11,140
Provision for income taxes	3,370	2,370	6,845	3,865
Net income	$6,103	$3,884	$13,308	$7,275
Net income per common and common equivalent shares:
Basic	$0.11	$0.07	$0.25	$0.14
Diluted	$0.11	$0.07	$0.24	$0.13
Weighted average number of common and common equivalent shares outstanding:
Basic	53,644	53,383	53,407	53,287
Diluted	54,800	54,755	54,662	54,928

TASER INTERNATIONAL, INC.
SEGMENT REPORTING
(Unaudited)
(dollars in thousands)

	Three Months Ended June 30, 2015			Three Months Ended June 30, 2014
	TASER Weapons	Axon	Total	TASER Weapons	Axon	Total

Product sales	$37,825	$5,930	$43,755	$32,675	$3,593	$36,268
Service revenue	—	2,958	2,958	—	907	907
Net sales	37,825	8,888	46,713	32,675	4,500	37,175
Cost of products sold	11,278	3,716	14,994	10,663	2,760	13,423
Cost of services delivered	—	996	996	—	538	538
Gross margin	26,547	4,176	30,723	22,012	1,202	23,214
Sales, general and administrative	10,823	4,620	15,443	10,901	2,646	13,547
Research and development	1,077	4,829	5,906	793	2,662	3,455
Income (loss) from operations	$14,647	$(5,273)	$9,374	$10,318	$(4,106)	$6,212

Gross margin %	70.2%	47.0%	65.8%	67.4%	26.7%	62.4%
Operating margin %	38.7%	(59.3)%	20.1%	31.6%	(91.2)%	16.7%

	Six Months Ended June 30, 2015			Six Months Ended June 30, 2014
	TASER Weapons	Axon	Total	TASER Weapons	Axon	Total

Product sales	$76,166	$10,432	$86,598	$65,150	$6,631	$71,781
Service revenue	—	4,877	4,877	—	1,579	1,579
Net sales	76,166	15,309	91,475	65,150	8,210	73,360
Cost of products sold	22,359	6,864	29,223	21,581	5,416	26,997
Cost of services delivered	—	1,661	1,661	—	941	941
Gross margin	53,807	6,784	60,591	43,569	1,853	45,422
Sales, general and administrative	21,528	8,480	30,008	22,190	5,103	27,293
Research and development	2,267	8,197	10,464	1,610	5,451	7,061
Income (loss) from operations	$30,012	$(9,893)	$20,119	$19,769	$(8,701)	$11,068

Gross margin %	70.6%	44.3%	66.2%	66.9%	22.6%	61.9%
Operating margin %	39.4%	(64.6)%	22.0%	30.3%	(106.0)%	15.1%

TASER INTERNATIONAL, INC.
Axon and Evidence.com Bookings by Quarter
(Unaudited)
(in thousands)

	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014

Bookings	$30,629	$22,948	$24,554	$15,267	$11,346

Axon cameras and Evidence.com bookings represent a statistical measure defined as the sales price of orders placed in the relevant time period.  Bookings are an indication of the activity the Company is seeing relative to Axon cameras and Evidence.com.  We consider bookings to be a statistical measure defined as the sales price of orders (not invoiced sales) placed in the relevant fiscal period, net of cancellations, regardless of when the products or services ultimately will be provided. Some bookings might be invoiced in subsequent years.

Due to municipal government funding rules, certain of the future year amounts included in bookings are subject to budget appropriation or other contract cancellation clauses. Although TASER has entered into contracts for the delivery of products and services in the future and anticipates the contracts will be completed, if agencies do not appropriate money in future year budgets or invoke a cancellation clause, revenue associated with these bookings will not ultimately be recognized, resulting in a future reduction to bookings. In the second quarter of 2015, there were no reversals related to prior period bookings due to non-appropriation or other cancellation reasons.

For more information relative to our revenue recognition policies, please reference our SEC filings.

Axon and Evidence.com Future Contracted Revenue
(Unaudited)
(in thousands)

	June 30, 2015	March 31, 2015
Cumulative Bookings, net of cancellations	$128,941	$98,312
Cumulative AXON & EVIDENCE.com Recognized Revenue	34,051	27,170
Future Contracted Revenue	$94,890	$71,142

Axon and Evidence.com future contracted revenue represent a statistical measure defined as cumulative bookings for Axon and Evidence.com minus cumulative recognized revenue related solely to Axon and Evidence.com. Future contracted revenues are an indication of momentum of longer-term contracts being signed and the expectations of future revenues in the Axon segment.

TASER INTERNATIONAL, INC.
UNIT SALES STATISTICS
(Unaudited)
Units in whole numbers

	Three Months Ended June 30,				Six Months Ended June 30,
	2015	2014	Unit Change	Percent Change	2015	2014	Unit Change	Percent Change

TASER X26P	15,041	12,148	2,893	23.8%	32,287	21,207	11,080	52.2%
TASER X2	9,748	4,563	5,185	113.6	17,474	7,979	9,495	119.0
TASER X26	1,285	4,436	(3,151)	(71.0)	3,523	11,445	(7,922)	(69.2)
TASER M26	738	383	355	92.7	1,243	878	365	41.6
TASER C2	2,029	1,521	508	33.4	3,984	3,541	443	12.5
Cartridges	383,221	369,534	13,687	3.7	753,881	739,050	14,831	2.0
Axon Flex	5,347	2,022	3,325	164.4	9,162	3,599	5,563	154.6
Axon Body	4,743	2,834	1,909	67.4	10,603	5,427	5,176	95.4
TASER Cam	3,995	2,713	1,282	47.3	6,106	5,207	899	17.3

TASER INTERNATIONAL, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
Dollars in thousands

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Net income	$6,103	$3,884	$13,308	$7,275
Depreciation and amortization	745	1,105	1,362	2,267
Interest expense	—	1	1	2
Provision for income taxes	3,370	2,370	6,845	3,865
EBITDA	$10,218	$7,360	$21,516	$13,409

Adjustments:
Stock-based compensation expense	$1,679	$1,507	$3,223	$2,684
Loss on write-down/disposal of property, equipment and intangibles, net	26	128	165	17
Change in provision for excess and obsolete inventory	(266)	8	(85)	15
Other income	(99)	(43)	(35)	(74)
Adjusted EBITDA	$11,558	$8,960	$24,784	$16,051
Adjusted EBITDA as a percentage of net sales	24.7%	24.1%	27.1%	21.9%

Composition of stock-based compensation:
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Cost of products sold and services delivered	$89	$65	$159	$88
Sales, general and administrative	925	948	1,858	1,658
Research and development	665	494	1,206	938
	$1,679	$1,507	$3,223	$2,684

TASER INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2015	December 31, 2014
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$40,354	$48,367
Short-term investments	46,252	32,774
Accounts and notes receivable, net	25,753	30,735
Inventory, net	23,687	18,323
Prepaid expenses and other current assets	10,068	4,443
Deferred income tax assets, net	5,186	5,186
Total current assets	151,300	139,828

Property and equipment, net	18,231	17,523
Deferred income tax assets, net	10,398	10,877
Intangible assets, net	7,085	3,115
Goodwill	7,786	2,206
Long-term investments	12,377	9,296
Other assets	4,976	2,523
Total assets	$212,153	$185,368

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$7,477	$7,682
Accrued liabilities	6,605	9,245
Current portion of deferred revenue	16,249	14,020
Customer deposits	1,322	988
Current portion of capital lease payable	40	38
Total current liabilities	31,693	31,973

Deferred revenue, net of current portion	22,725	21,668
Liability for unrecognized tax benefits	1,152	1,471
Long-term deferred compensation	1,739	1,121
Long-term contingent consideration	950	—
Long-term portion of capital lease payable	9	29
Total liabilities	58,268	56,262

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1	1
Additional paid-in capital	174,015	162,641
Treasury stock	(114,645)	(114,645)
Retained earnings	94,353	81,045
Accumulated other comprehensive income	161	64
Total stockholders’ equity	153,885	129,106
Total liabilities and stockholders’ equity	$212,153	$185,368

TASER INTERNATIONAL, INC.
SELECTED CASH FLOW INFORMATION
(Unaudited)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Net income	$6,103	$3,884	$13,308	$7,275
Depreciation and amortization	745	1,105	1,362	2,267
Stock-based compensation	1,679	1,507	3,223	2,684
Net cash (used in) provided by operating activities	(2,039)	1,652	10,969	5,962
Net cash used in investing activities	(10,488)	(2,135)	(27,196)	(14,443)
Net cash provided by (used in) financing activities	6,052	(18,724)	8,133	(7,872)
Cash and cash equivalents, end of period	40,354	25,943	40,354	25,943

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Net cash (used in) provided by operating activities	$(2,039)	$1,652	$10,969	$5,962
Purchases of property and equipment	(1,346)	(423)	(1,770)	(1,222)
Purchases of intangible assets	(151)	(42)	(201)	(109)
Purchase of property and equipment and intangible assets in connection with business acquisition	(9,779)	—	(9,779)	—
Free cash flow, a non-gaap measure	$(13,315)	$1,187	$(781)	$4,631